UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: February 26, 2018

(Date of earliest event reported)

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

1400 16th Street, San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On February 26, 2018, Invitae Corporation (“Invitae”), together with its subsidiaries PatientCrossroads, Inc., Good Start Genetics, Inc., Ommdom Inc., Combimatrix Corporation and Combimatrix Molecular Diagnostics, Inc., entered into a First Amendment to Loan and Security Agreement (the “2018 Amendment”) with Oxford Finance LLC (the “Lender”) which amended that certain Loan and Security Agreement entered into as of March 15, 2017 between Invitae, PatientCrossroads, Inc. and the Lender (the “2017 Loan Agreement”). Pursuant to the 2017 Loan Agreement, Invitae borrowed an initial term loan of $40 million and, subject to certain conditions, Invitae is eligible to borrow a second term loan of $20 million during the first quarter of 2018. As amended by the 2018 Amendment, Invitae is eligible under the 2017 Loan Agreement to borrow an additional term loan of up to $20 million during the second quarter of 2018, subject to certain conditions, and subsidiaries of Invitae (Good Start Genetics, Inc., Ommdom Inc., Combimatrix Corporation and Combimatrix Molecular Diagnostics, Inc.) are added to the 2017 Loan Agreement as additional borrowers (together with Invitae, the “Borrowers”).

Term loans under the 2017 Loan Agreement as amended by the 2018 Amendment bear interest at a floating rate equal to an index rate plus 7.73%, where the index rate is the greater of 0.77% or the 30-day U.S. Dollar London Interbank Offered Rate (LIBOR) as reported in the Wall Street Journal, with the floating rate resetting monthly subject to a floor of 8.5%. The Borrowers can make monthly interest-only payments until May 1, 2019 (or, subject to certain conditions, May 1, 2020), and thereafter monthly payments of principal and interest are required to fully amortize the borrowed amount by a final maturity date of March 1, 2022. A fee of 5% of each funded draw is due at the earlier of prepayment or loan maturity, a facility fee of 0.5% is due upon funding for each draw, a prepayment fee of between 1% and 3% of the outstanding balance will apply in the event of a prepayment, and a non-utilization fee of 1% is due on June 29, 2018 with respect to any portion of the $20 million in available term loan during the second quarter of 2018 which is not borrowed. Concurrent with each term loan, Invitae will grant to the Lender a warrant to acquire shares of Invitae’s common stock equal to the quotient of 3% of the funded amount divided by a per share exercise price equal to the lower of the average closing price for the previous ten days of trading (calculated on the day prior to funding) or the closing price on the day prior to funding. In connection with the initial term loan, Invitae granted the Lender a warrant to purchase 116,845 shares of common stock at an exercise price of $10.27 per share. The warrants have a term of ten years from the date of issuance and include a cashless exercise provision.

Obligations of the Borrowers under the 2017 Loan Agreement as amended by the 2018 Amendment are subject to quarterly covenants to achieve certain revenue levels and accessioned test volumes as well as additional covenants, including limits on the ability of Borrowers to dispose of assets, undergo a change in control, merge with or acquire other entities, incur debt, incur liens, pay dividends or other distributions to holders of Invitae’s capital stock, repurchase stock and make investments, in each case subject to certain exceptions. Obligations of the Borrowers under the 2017 Loan Agreement as amended by the 2018 Amendment are secured by a security interest on substantially all of the assets of the Borrowers, excluding intellectual property.

The foregoing description of the 2017 Loan Agreement, the 2018 Amendment and the warrants is qualified in its entirety by reference to the full text of the 2017 Loan Agreement, the 2018 Amendment and the Form of Warrant to Purchase Common Stock, copies of which are filed (or incorporated by reference) as Exhibits 10.1, 10.2 and 10.3, respectively, to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is incorporated by reference from Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of March 15, 2017 between Oxford Capital, LLC, Invitae Corporation and PatientCrossroads, Inc. (incorporated by reference to Exhibit 10.13 to Invitae Corporation’s Amendment No. 1 to Annual Report on Form 10-K filed on June 23, 2017).

10.2	First Amendment to Loan and Security Agreement entered into as February 26, 2018 between Oxford Finance LLC and Invitae Corporation together with its subsidiaries PatientCrossroads, Inc., Good Start Genetics, Inc., Ommdom Inc., Combimatrix Corporation and Combimatrix Molecular Diagnostics, Inc.

10.3	Form of Warrant to Purchase Common Stock between Oxford Capital, LLC and Invitae Corporation (incorporated by reference to Exhibit 10.14 to Invitae Corporation’s Annual Report on Form 10-K filed on March 16, 2017).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2018	INVITAE CORPORATION

	By:	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer